Exhibit 10.12

CADMUS COMMUNICATIONS CORPORATION

PERFORMANCE UNIT AGREEMENT

Granted «date»

This Performance Unit Agreement is entered on «date» pursuant to the Cadmus Communications Corporation 2004 Key Employee Stock Compensation Plan (the “2004 Plan”) and the subplan thereunder known as the FY 2005-2007 Management Long-Term Incentive Plan (the “Plan”) of Cadmus Communications Corporation (the “Company”) and evidences the grant of Performance Units (with one Performance Unit representing One Dollar) (as defined in the 2004 Plan and the Plan), and the terms, conditions and restrictions pertaining thereto, to «name» (the “Employee”).

WHEREAS, the Company maintains the 2004 Plan and the Plan under which the Committee (as defined in the Plan) may, among other things, award Performance Units to such key employees of the Company and its subsidiaries as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has granted to the Employee a Performance Unit award conditioned upon the execution by the Company and the Employee of a Performance Unit Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its subsidiaries by the Employee and of the covenants contained herein, the parties hereby agree as follows:

1. Award of Performance Units. Under the terms of the Plan, the Committee has awarded to the Employee «number» Performance Units (with one Performance Unit representing One Dollar) on «date» (“Award Date”) subject to the terms, conditions, and restrictions set forth in this Agreement. This Award is granted pursuant to the 2004 Plan and the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions). The awarded Performance Units are intended to be a Performance-Based Compensation Award for purposes of the 2004 Plan.

2. Settlement or Forfeiture. Unless otherwise provided by the Committee, the awarded Performance Units shall be settled or forfeited pursuant to the 2004 Plan and the Plan. A copy of the Plan and the schedule captioned “Goals for the 2005-2007 Performance Cycle” has been provided to the Employee and the Employee acknowledges receipt thereof.

3. Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the awarded Performance Units.

4. Administration of Plan. The 2004 Plan and the Plan are administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the 2004 Plan and the Plan, to make rules of general application relating to the 2004 Plan and the Plan and to amend outstanding awards pursuant to the he 2004 Plan and the Plan.

5. Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Cadmus Communications Corporation

1801 Bayberry Court, Suite 200

Richmond, Virginia 23226

Attention: Secretary

Any notice to the Employee required under or relating to this Agreement shall be in writing and addressed to the Employee at his address as it appears on the records of the Company.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Employee have signed this Agreement as of the date first above written.

COMPANY:

CADMUS COMMUNICATIONS CORPORATION

By:
Its:

EMPLOYEE:

By:
«name»